Exhibit 4.2

Certain portions of this exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. This information is not material and disclosure of such information would constitute an unwarranted invasion of personal privacy. “[*]” indicates that information has been redacted.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER THE LATER OF: (I) November 3, 2021 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

AKANDA CORP.

SECURED CONVERTIBLE DEBENTURE

CONVERTIBLE DEBENTURE CERTIFICATE NUMBER: CD-2021-10	PRINCIPAL AMOUNT: $6,559,294 (USD)

AKANDA CORP., a corporation incorporated under the laws of the Province of Ontario (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to or to the order of HALO COLLECTIVE INC. (hereinafter referred to as the “Lender” or the “Debentureholder”), the principal amount of $6,559,294 (the “Principal Amount”) in lawful money of the United States of America in the manner hereinafter provided at the foregoing address of the Lender, or at such other place or places as the Lender may designate by notice in writing to the Borrower, on November 2, 2022, or such other date as the Principal Amount may become due and payable (the “Maturity Date”) or upon a Triggering Event (as defined herein), and to pay interest to the Lender on the Principal Amount outstanding from time to time owing hereunder to the date of payment as hereinafter provided, both before and after maturity or demand, default and judgment.

Subject to automatic conversion upon the occurrence of a Triggering Event, the Borrower has the right, from time to time and at any time prior to 5:00 p.m. (Eastern Standard Time) on the Business Day (as defined herein) immediately preceding the Maturity Date at a price, with respect to the Principal Amount, equal to the Conversion Price (as defined herein), subject to adjustment in certain events, together with any accrued and unpaid interest owing thereon to the date of conversion, to convert such amount into Common Shares.

Unless (i) the Borrower exercises the Conversion Rights attached to this Debenture or (ii) a Triggering Event occurs, the Principal Amount owing, or the portion of the Principal Amount which has yet to be converted, together with any accrued and unpaid interest owing thereon and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”) shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A. The Borrower may satisfy the Obligations hereunder by converting, into Common Shares, all of the Principal Amount outstanding, subject to adjustment in certain events, together with any accrued and unpaid interest owing thereon under this Debenture at the Conversion Price on the Maturity Date.

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed by a duly authorized officer.

DATED for reference this 3rd day of November, 2021.

AKANDA CORP.

Per:	/s/ Tejinder Virk
Tej Virk, Chief Executive Officer

Acknowledged and Agreed to by:

HALO COLLECTIVE INC.

/s/ Kiran Sidhu
Kiranjit Sidhu, Chief Executive Officer

(See terms and conditions attached hereto)

Schedule A – Terms and Conditions for Secured Convertible Debenture

Article 1 – Interpretation

Section 1.1 Definitions

In this Debenture, the following terms shall have the following meanings:

(1)                “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, managing member, officer, director or trustee of such Person, or any venture capital fund or investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members investment adviser of, or shares the same management company or investment adviser with, such Person;

(2)                “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized by law to close;

(3)                “Canadian Securities Laws” means the Securities Act (Ontario) and the securities laws of any other province or territory of Canada, if applicable, and the rules, regulations and policies of any Canadian securities regulatory authority administering such securities laws, as the same shall be in effect from time to time;

(4)                “Change of Control” means:

(a)	any transaction (whether by purchase, Merger or otherwise) whereby a Person or Persons acting jointly or in concert directly or indirectly acquires the right to cast, at a general meeting of shareholders of the Borrower, more than 50% of the votes attached to the issued and outstanding Common Shares that may be ordinarily cast at a general meeting;

(b)	the Borrower’s amalgamation, consolidation or Merger with or into any other Person, any Merger of another Person into the Borrower, unless the holders of voting securities of the Borrower immediately prior to such amalgamation, consolidation or Merger hold securities representing 50% or more of the voting control or direction in the Borrower or the successor entity upon completion of the amalgamation, consolidation or Merger; or

(c)	any conveyance, transfer, sale lease or other disposition of all or substantially all of the Borrower’s and the Borrower’s subsidiaries’ assets and properties, taken as a whole, to another arm’s length Person;

(5)                “Common Shares” means the common shares in the capital of the Borrower or the common shares of the continuing corporation or other resulting issuer formed as a result of a Merger;

(6)                “Conversion Price” means, subject to adjustment in certain events or the requirements of any applicable securities law or Exchange, the Current Market Price at the time of a Triggering Event (currently expected to be $5.00) or if no Triggering Event occurs then the price of the last private placement of the Borrower where it raises more than $1,000,000 USD prior to the conversion by the Borrower;

(7)                “Conversion Right” means the right attached to this Debenture which permits the Borrower to convert the Principal Amount outstanding under this Debenture, or any portion thereof, into Common Shares in accordance with the provisions of Article 4;

(8)                “Current Market Price” has the meaning attributed thereto in Section 4.3(2);

(9)                “Debenture” means this secured convertible debenture;

(10)             “Event of Default” has the meaning attributed thereto in Section 8.1;

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(11)             “Exchange” means the NYSE, NASDAQ, the Canadian Securities Exchange, the NEO Exchange, the TSX, the TSX Venture Exchange or if the Common Shares are not listed on either of those exchanges, then such other stock exchange on which the Common Shares are listed and where a majority of the trading volume occurs;

(12)             “Free Trading Securities” means securities that are not subject to any restrictions on trading (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange);

(13)             “Issue Date” has the meaning attributed thereto in Section 4.2;

(14)             “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property of such Person;

(15)             “Lock Up Trigger Date” has the meaning attributed thereto in Section 4.1;

(16)             “Maturity Date” means November 2, 2022;

(17)             “Merger” means any transaction (whether by way of consolidation, amalgamation, merger, transfer, sale or lease) whereby all or substantially all of the Borrower’s assets would become the property of any other Person, or, in the case of any such consolidation, amalgamation or merger, of the continuing corporation or other entity resulting therefrom;

(18)             “Non-Control Covenant” has the meaning attributed thereto in Section 7.2(2);

(19)             “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(20)             “Secured Debt” means, with respect to any Person, any obligation of such Person for borrowed money that is secured in any manner by any Lien on any real or personal property of such Person;

(21)             “Subsidiary” means any Person, any corporation or other business entity in which such Person or one or more of its Subsidiaries owns, directly or indirectly, sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries;

(22)             “Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, assessed or imposed by any governmental authority;

(23)             “Trading Day” means a day on which the Exchange is open for trading (or if the Common Shares are not then listed on the Exchange, such other recognized stock exchange or quotation system on which the Common Shares may trade or be quoted);

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(24)             “Triggering Event” means the occurrence of any of the following that may occur during the Triggering Event Period:

(a)	an initial public offering of the Borrower’s securities or the qualification of a non-offering prospectus by the Borrower resulting, in either case, in the Borrower’s securities being listed for trading on a stock exchange and the Borrower becoming a “reporting issuer” (as that term or its equivalent is defined in applicable securities legislation) in any jurisdiction of Canada (or the equivalent in any other jurisdiction including the United States);

(b)	an amalgamation, arrangement, Merger, reverse takeover, reorganization or other similar transaction of the Borrower with or into any other person (provided that the other person is not an affiliate of the Borrower) whereby all of the issued and outstanding Common Shares are sold, transferred or exchanged for securities that are not subject to any restrictions on trading (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange) (the “Free Trading Securities”), or which results in all of the Common Shares (or the securities of a successor issuer) being listed on a stock exchange and not being not subject to any restricted period or hold period under applicable securities laws in Canada or any other jurisdiction (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange);

(c)	a sale or conveyance of all or substantially all of the property and assets of the Borrower to any arm’s length third party for consideration consisting of Free Trading Securities and the subsequent distribution of all of such consideration to all of the holders of Common Shares, on a pro rata basis;

(d)	the sale or exchange of all or substantially all of shares of the Borrower for Free Trading Securities; or

(e)	any combination of the events or circumstances described in subsections (a), (b), (c) or (d) above, such that all of the Common Shares shall be subject to one or more of (a), (b), (c) or (d) above. However, a Triggering Event conversion may only occur with respect to such number of Common Shares that would result in the Lender owing less than 50% of the issued and outstanding Common Shares; and

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(25)             “Triggering Event Period” means six (6) months from the date hereof.

Section 1.2 Headings

The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Currency

Unless otherwise indicated, all amounts in this Debenture are stated and shall be paid in the currency of the United States of America.

Section 1.4 Number, Gender and Persons

Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing Persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Severability

If any provision of this Debenture is determined by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by applicable law. Each provision of this Debenture is declared to be separate, severable and distinct.

Section 1.6 Entire Agreement

This Debenture, including any schedules attached hereto, constitutes the entire agreement between the Borrower and the Lender relating to the subject matter hereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, understandings, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

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Article 2  – Payment of Principal, Interest AND OTHER CONSIDERATIONS

Section 2.1 Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding on this Debenture, together with any accrued and unpaid interest owing thereon shall be repaid by the Borrower to the Lender on the Maturity Date. Subject to applicable regulatory approval, the Borrower shall satisfy its obligation to repay the Principal Amount outstanding under the Debenture upon a Triggering Event during the Triggering Event Period or at the election of Lender subsequent to the Triggering Event Period by issuing fully paid and non-assessable Common Shares at the Conversion Price.

Section 2.2 Interest Payable

Interest on the Principal Amount outstanding under this Debenture shall be at the rate of 1.00% per annum, calculated on a compounding basis, accrued and paid at the earlier of the Issue Date upon a Triggering Event or the Maturity Date. The Borrower shall satisfy its obligation to repay interest on the Principal Amount by issuing fully paid and non-assessable Common Shares at the applicable Conversion Price.

Section 2.3 Rank

This Debenture will constitute direct secured obligations of the Borrower. There is no other debt that ranks ahead of this Debenture without the express written consent of the Lender.

Article 3 – Purchase

Section 3.1 Purchases for Cancellation

The Borrower will have the right at any time and from time to time to purchase the Debentures and any accrued interest without any prepayment penalty.

Article 4 – Conversion

Section 4.1 Conversion Right

(1)                Upon and subject to the terms and conditions hereinafter set forth (including, but not limited to, automatic conversion in the event of a Triggering Event as described in Section 4.1(3) below) and subject to the requirements of any applicable securities law or Exchange, the Borrower shall have the right (the “Conversion Right”), but not the obligation, at any time, and from time to time, up to and including the Business Day immediately preceding the Maturity Date to notify the Lender that it wishes to exchange or convert, for no additional consideration, all or any part of the Principal Amount of this Debenture (the “Converted Debenture Amount”) into Common Shares at the Conversion Price in effect on the Issue Date. If the Borrower is electing to convert all or a portion of the Principal Amount, then the applicable amount of accrued and unpaid interest on the Principal Amount being converted must be paid by the Borrower up to, but excluding, the applicable date of conversion in accordance with Section 2.2. A conversion of principal and interest hereunder into Common Shares may only occur in such amount as to ensure that the Lender does not own more than 50% of the issued and outstanding Common Shares.

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(2)                The Conversion Right shall extend only to the maximum number of whole Common Shares into which the Principal Amount of this Debenture or any part thereof may be converted in accordance with this Section 4.1. Fractional interests in Common Shares shall be adjusted in the manner provided in Section 4.4.

(3)                Upon the occurrence of a Triggering Event that occurs prior to the end of the Triggering Event Period, the Principal Amount of this Debenture plus unpaid and accrued interest shall be converted into Common Shares at a price equal the Conversion Price

(4)                The Lender agrees hereby not to, and agrees to execute and deliver a lock-up agreement restricting its right to, (a) offer, pledge, sell, contract to sell, sell any options or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any securities of the Borrower, or (b) enter into any swap or other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, to another any of the economic consequences of ownership of such securities during the period of 270 days from the date on which the trading of the Common Shares on the Nasdaq Stock Exchange commences (the “Lock-Up Trigger Date”), in each case, excluding transfers pursuant to any carve-outs in the applicable lock-up agreement. The terms of such lock-up agreement shall be negotiated among the Lender, the Borrower and the Boustead Securities, LLC and shall include customary carve-outs from the restrictions on transfer set forth therein and shall permit that up to 50% of such securities may be transferred or sold from the 271st day through the 365th day following the Lock-Up Trigger Date; the remaining 50% of such securities will be entitled to be transferred without such lock-up restrictions beginning on the 366th day following the Lock-Up Trigger Date. Any such transfers remain subject to rules of the Securities and Exchange Commission applicable to securities of the Borrower held by Affiliates, provided that the Borrower agrees to cooperate with the Lender to facilitate the transfer of such securities by Lender following the expiration of the lock-up restrictions as set forth herein, including with respect to the removal of restrictive legends from such securities applicable to Affiliates, if Lender furnishes to the Borrower an opinion of counsel reasonably satisfactory to the Borrower that Lender is not an “affiliate” of the Borrower under the Securities Act of 1933. Notwithstanding the foregoing, nothing in this Section 4.1(4) shall prohibit the sale or transfer by the Lender of such number of Common Shares held by the Lender as is required in order for the Lender to comply with its covenants set forth in Section 7.2.

Section 4.2 Conversion Procedure

The Conversion Right may be exercised by the Borrower by completing and signing the notice of conversion (the “Conversion Notice”) attached hereto as Schedule B, and delivering the Conversion Notice and this Debenture to the Lender. The Conversion Notice shall provide that the Conversion Right is being exercised, shall specify the Converted Debenture Amount and shall set out the date (the “Issue Date”) on which Common Shares are to be issued upon the exercise of the Conversion Right (such date to be no earlier than five (5) Business Days and no later than ten (10) Business Days after the day on which the Conversion Notice is issued, subject in each case to applicable securities law, including Canadian Securities Laws or the requirements of any Exchange. The conversion shall be deemed to have been affected immediately prior to the close of business on the Issue Date and the Common Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. Within ten (10) Business Days after the Issue Date, a certificate for the required number of Common Shares shall be issued to the Lender. If less than all of the Principal Amount of this Debenture is the subject of the Conversion Right, then within ten (10) Business Days after the Issue Date, the Borrower shall deliver to the Lender a replacement Debenture in the form hereof in the Principal Amount of the unconverted principal balance hereof, and this Debenture shall be cancelled. If the Conversion Right is being exercised in respect of the entire Principal Amount of this Debenture, this Debenture shall be cancelled. With the Conversion Notice, the Lender shall provide the Borrower with its written calculation of the amount of accrued and unpaid interest on the Principal Amount which is the subject of the Conversion Right pursuant to the Conversion Notice, up to the date of that Conversion Notice and a per diem amount thereon.

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Section 4.3 Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(1)                If and whenever at any time prior to the Maturity Date, the Borrower shall:

(a)	subdivide or re-divide the outstanding Common Shares into a greater number of Common Shares;

(b)	reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares;

(c)	issue Common Shares (or securities convertible into or exchangeable for Common Shares) to the holders of all or substantially all of the outstanding Common Shares by way of stock dividend; or

(d)	make a distribution on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares,

the Conversion Price in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a stock dividend or other distribution, as the case may be, shall, in the case of the events referred to in Sections 4.3(1)(a), (c) and (d) above, be decreased in proportion to the increase in the number of outstanding Common Shares resulting from such subdivision, redivision or dividend (including, in the case where securities convertible into or exchangeable for Common Shares are issued, the number of Common Shares that would have been outstanding had such securities been converted into or exchanged for Common Shares on such effective or record date) or shall, in the case of the events referred to in Section 4.3(1)(b) above, be increased in proportion to the decrease in the number of outstanding Common Shares resulting from such reduction, combination or consolidation on such effective or record date. Such adjustment shall be made successively whenever any event referred to in this Section 4.3(1) shall occur. Any such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a stock dividend or other distribution shall be deemed to have been made on the record date for the stock dividend or other distribution for the purpose of calculating the number of outstanding Common Shares under Sections 4.3(2) and (3); to the extent that any such securities are not converted into or exchanged for Common Shares prior to the expiration of the conversion or exchange right, the Conversion Price shall be readjusted effective as at the date of such expiration to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued on the exercise of such conversion or exchange right.

(2)                If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than forty-five (45) days after such date of issue (such period from the record date to the date of expiry being referred to in this Section 4.3(2) as the “Rights Period”), to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) (such subscription price per Common Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Common Shares in addition to any direct cost of Common Shares) being referred to in this Section 4.3(2) as the “Per Share Cost”), the Borrower shall give written notice to the Lender with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the issuance of such rights, options or warrants. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the issuance of such rights, options or warrants, in the manner hereinafter provided. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:

(i)	the number of Common Shares outstanding as of the record date for the Rights Offering; and

(ii)	the number determined by dividing the product of the Per Share Cost and:

(A)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the number of Common Shares so subscribed for or purchased during the Rights Period, or

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(B)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Common Shares, the number of Common Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price (as hereinafter defined) of the Common Shares as of the record date for the Rights Offering; and

(b)	the denominator of which is

(i)	in the case described in subparagraph 4.3(2)(a)(ii)(A), the number of Common Shares outstanding, or

(ii)	in the case described in subparagraph 4.3(2)(a)(ii)(B), the number of Common Shares that would be outstanding if all the Common Shares described in subparagraph 4.3(2)(a)(ii)(B) had been issued,

as at the end of the Rights Period.

“Current Market Price” of the Common Shares at any date, means the weighted average of the sale prices per Common Share at which the Common Shares have traded on the Exchange or, if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, for any 20 consecutive Trading Days selected by the Borrower commencing not later than 45 Trading Days and ending no later than five (5) Trading Days before such date; provided, however, if such Common Shares are not traded during such 45 day period for at least 20 consecutive Trading Days, the simple average of the following prices established for each of 20 consecutive Trading Days selected by the Borrower commencing not later than 45 Trading Days before such date:

(a)	the average of the bid and ask prices for each day on which there was no trading, and

(b)	the closing price of the Common Shares for each day that there was trading,

or in the event that at any date the Common Shares are not listed on the Exchange or on the over-the-counter market, the current market price shall be as determined by the directors of the Borrower or such firm of independent chartered accountants as may be selected by the directors of the Borrower, acting reasonably, and in good faith in their sole discretion; for these purposes, the weighted average price for any period shall be determined by dividing the aggregate sale prices during such period by the total number of Common Shares sold during such period.

Any Common Shares owned by or held for the account of the Borrower or any subsidiary or affiliate (as defined in the Securities Act (Ontario)) of the Borrower will be deemed not to be outstanding for the purpose of any such computation.

If by the terms of the rights, options or warrants referred to in this Section 4.3(2), there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of

(c)	the lowest purchase, conversion or exchange price per Common Share, as the case may be, if such price is applicable to all Common Shares which are subject to the rights, options or warrants, and

(d)	the average purchase, conversion or exchange price per Common Share, as the case may be, if the applicable price is determined by reference to the number of Common Shares acquired.

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To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 4.3(2) as a result of the fixing by the Borrower of a record date for the distribution of rights, options or warrants referred to in this Section 4.3(2), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

If the Lender has exercised its Conversion Right in accordance herewith during the Rights Period, the Lender will, in addition to the Common Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to, and the Conversion Price in effect immediately following the end of such Rights Offering pursuant to this Section 4.3(2), is multiplied by the number of Common Shares received upon the exercise of the Conversion Right during such period, and the resulting product is divided by the Conversion Price as adjusted for such

Rights Offering pursuant to this Section 4.3(2); provided that no fractional Common Shares will be issued. Such additional Common Shares will be deemed to have been issued to the Lender immediately following the end of the Rights Period and a certificate for such additional Common Shares will be delivered to the Lender within ten Business Days following the end of the Rights Period.

(3)                If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) shares of any class other than Common Shares (or other than securities convertible into or exchangeable for Common Shares), or (ii) rights, options or warrants (other than rights, options or warrants referred to in Section 4.3(2)), or (iii) evidences of its indebtedness, or (iv) assets (other than dividends paid in the ordinary course) then, in each such case, the Borrower shall give written notice to the Lender with respect thereto, and the Lender shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the record date for the making of such distribution. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the making of such distribution, (herein referred to as a “Special Distribution”) determined in the manner hereafter set out. In this Section 4.3(3) the term “dividends paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a)	the numerator of which is:

(i)	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; less

(ii)	the aggregate fair market value (as determined by action by the directors of the Borrower, acting reasonably) to the holders of the Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(b)	the denominator of which is the number of Common Shares outstanding on such record date multiplied by the Current Market Price of the Common Shares on such record date.

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Any Common Shares owned by or held for the account of the Borrower or any subsidiary or affiliate (as defined in the Securities Act (Ontario)) of the Borrower will be deemed not to be outstanding for the purpose of any such computation.

(4)                In the case of any reclassification of, or other change in, the outstanding Common Shares pursuant to a Change of Control, the Lender may elect, prior to the effective date of such Change of Control, to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. To exercise such right the Lender must provide a notice in writing to the Borrower no later than seven (7) days prior to the effective date of such Change of Control, failing which the Lender’s right to convert this Debenture as a consequence of such Change of Control shall cease. If the Lender elects to convert any or all of the Principal Amount of this Debenture, such conversion shall occur immediately prior to the effective date of such Change of Control. If the Lender elects not to convert any of the Principal Amount of this Debenture, the Conversion Price in effect after the effective date of such Change of Control shall be increased or decreased, as the case may be, in proportion to any decrease or increase in the number of outstanding Common Shares resulting from such Change of Control so that the Lender, upon exercising the Conversion Right after the effective date of such Change of Control, will be entitled to receive the aggregate number of Common Shares or other securities, if any, which the Lender would have been entitled to receive as a result of such Change of Control if, on the effective date thereof, the Lender had been the registered holder of the number of Common Shares to which the Lender was theretofore entitled upon exercise of the Conversion Right.

(5)                In the case of any reclassification of, or other change in, the outstanding Common Shares (other than a change referred to in Section 4.3(1), Section 4.3(2), Section 4.3(3) or 4.3(4) hereof), the Conversion Price shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Borrower determines to be appropriate on a basis consistent with the intent of this Section 4.3; provided that if at any time a dispute arises with respect to adjustments provided for in this Article 4, such dispute will be conclusively determined by the auditors of the Borrower or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors of the Borrower, acting reasonably, and any such determination will be binding on the Borrower and the Lender. The Borrower will provide such auditors or accountants with access to all necessary records of the Borrower. If and whenever at any time after the date hereof there is a reclassification or redesignation of the Common Shares outstanding at any time or change of the Common Shares into other shares or into other securities (other than as set out in Section 4.3(1), (2), (3) or (4)), or a consolidation, amalgamation or Merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or Merger which does not result in any reclassification or redesignation of the outstanding Common Shares or a change of the Common Shares into other shares and other than as set forth in Section 4.3(4)), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Lender, upon the exercising the Conversion Right, after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Common Shares to which the Lender was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, if any, which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the registered holder of the number of Common Shares to which such Lender was theretofore entitled upon exercise of the Conversion Right. If determined appropriate by action of the directors of the Borrower, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 4.3 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Section 4.3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the Conversion Right. Any such adjustment must be made by and set forth in an amendment to this Debenture approved by action by the directors of the Borrower, acting reasonably, and will for all purposes be conclusively deemed to be an appropriate adjustment.

(6)                In any case in which this Section 4.3 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Borrower may defer, until the occurrence of such event, issuing to the Lender before the occurrence of such event, the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Lender an appropriate instrument evidencing the Lender’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Issue Date or such later date as the Lender would, but for the provisions of this Section 4.3(6), have become the holder of such additional Common Shares pursuant to Section 4.3(2).

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(7)                The adjustments provided for in this Section 4.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other event resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 4.3(7) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 4.4 No Requirement to Issue Fractional Common Shares

The Borrower shall not be required to issue fractional Common Shares upon the conversion of the Debenture pursuant to this Article 4. If any fractional interest in a Common Share, would, except for the provisions of this Section 4.4, be deliverable upon the conversion of any amount hereunder, the number of Common Shares to be issued shall be rounded down to the nearest whole Common Share.

Section 4.5 Borrower to Reserve Common Shares

The Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issue upon exercise of the Conversion Right, and conditionally allot to the Lender, such number of Common Shares as shall then be issuable upon the conversion of this Debenture.

The Borrower covenants with the Lender that all Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

Section 4.6 Certificate as to Adjustment

The Borrower shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4.3, deliver an officer’s certificate to the Lender specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the dispute resolution procedure in subsection 4.3(5), such certificate shall be binding and determinative of the adjustment to be made, absent manifest error.

Section 4.7 Shareholder of Record

For all purposes, on the Issue Date or the applicable date specified in Section 4.2 the Lender shall be deemed to have become the holder of record of the Common Shares into which the Principal Amount of this Debenture (or a portion thereof) is converted in accordance with Section 4.2.

Section 4.8 Resale Restrictions, Legending and Disclosure

By its acceptance hereof the Lender acknowledges that this Debenture and the Common Shares issuable upon conversion hereof will be subject to certain resale restrictions under Canadian Securities Laws or the applicable securities laws of any other jurisdiction, and the Lender agrees to comply with all such restrictions and laws. The Lender further acknowledges and agrees that all Common Share certificates will bear the legend substantially in the form set forth on the face page hereof as well as any legends required by the Exchange, provided that such legend shall not be required on Common Share certificates issued at any time following four months plus one day after the date hereof. The Lender acknowledges that the Borrower will be required to provide to the applicable securities regulatory authorities the identity of the Lender and its principals and the Lender hereby agrees thereto.

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Article 5 – RIGHTS OF DEBENTUREHOLDER

Section 5.1 Distribution on Dissolution, Etc.

Subject to applicable law and the rights of any holders of any Secured Debt or other indebtedness ranking in priority to the Lender, upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise any payment or distribution of assets of the Borrower, whether in cash, property or security shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of the Debentures or their representatives, to the extent necessary, to pay all obligations pursuant to the Debentures in full.

Section 5.2 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in this Section 5.2, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the Persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.2.

Section 5.3 Rights of Debentureholder Reserved

Nothing contained in this Article 5 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and interest on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable law upon default under this Debenture.

Section 5.4 Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount, interest and other amounts to the Debentureholder under this Debenture as herein provided;

(b)	prevent the conversion of this Debenture into Common Shares as herein provided or as otherwise permitted according to law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors, of the Borrower; and

(c)	prevent the redemption of this Debenture by the Borrower as herein provided or as otherwise permitted according to law.

Section 5.5 Security

The undersigned acknowledges that the loan evidenced by this Debenture is secured, and the undersigned hereby grants a security interest, to and in favour of the Lender by and in all of the assets of the undersigned, except for any ownership interest or securities of Bophelo Bio Science and Wellness (Pty) Ltd., or the assets owned thereby which shall not be subject to any security interest by the Lender, in favour of the Lender pursuant to a general security agreement (the “Security”) dated the date hereof. The undersigned hereby consents and agrees to the loan, this Debenture and the Security.

The undersigned hereby acknowledges, confirms and agrees that the time for attachment has not been postponed and that the undersigned has received valuable consideration for the granting of the Security.

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Article 6 – Covenants of the Borrower

Section 6.1 Covenants

The Borrower covenants and agrees, for as long this Debenture remains outstanding, that:

(1)                Maintain Corporate Existence. Each of the Borrower and its material Subsidiaries shall maintain its corporate existence, and preserve its rights, powers, licenses and privileges which are necessary or material to the conduct of its business, and not materially change the nature of its business;

(2)                Compliance with Laws. Each of the Borrower and its Subsidiaries shall comply in all material respects with all applicable laws, rules, governmental restrictions and regulations;

(3)                Maintain Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate and accurate records and books of account in which complete entries will be made reflecting all financial transactions and prepare its financial statements in accordance with generally accepted accounting principles;

(4)                Payment of Taxes. Each of the Borrower and its Subsidiaries shall pay and discharge promptly all Taxes assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings;

(5)                Payment of Obligations. The Borrower shall pay all principal, interest and other amounts owing to the Lender hereunder promptly when due;

(6)                Performance of Covenants. The Borrower shall promptly perform and satisfy all covenants and obligations to be performed by it under this Debenture;

(7)                Disposal of Assets. Neither the Borrower nor its Subsidiaries shall convey, sell, lease, assign, transfer or otherwise dispose of any of their respective material assets, other than in the ordinary course of business and for the purpose of carrying on the same, except for any inter-company reorganization where the Lender has been given 10 Business Days notice thereof and the Borrower has received the consent of the Lender acting reasonably but where security for the obligations hereof remain sufficient to cover any principal and interest outstanding thereon; and

(8)                Notice of Event of Default. The Borrower shall promptly, and in any event within three (3) Business Days after the Borrower becoming aware, give notice to the Lender of the existence of any Event of Default.

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Article 7 – REPRESENTATIONS, WARRANTIES AND Covenants of the LENDER

Section 7.1 Representations and Warranties

The Lender represents and warrants to the Borrower that, as of the date of this Debenture, the Principal Amount is an amount equal to the aggregate principal amount of that indebtedness owed to the Borrower (or any of its direct or indirect, wholly-owned subsidiaries) by Cannahealth Limited, Bophelo Holdings Ltd., Bophelo Bio Science & Wellness (Pty) Ltd. and Canmart Ltd., as a result of the purchase by the Borrower of all of the issued and outstanding shares in the capital of Cannahealth Limited, as well as funds expended by the Lender to operate the business, including but not limited to salaries, professional fees, capital expenditures, working capital, travel and other costs or the reorganization undertaken thereby in connection with such purchase.

Section 7.2 Covenants

(1)                The Lender agrees that, within ten (10) Business Days of the signing of the Debenture by both the Lender and the Borrower, the Lender shall dispose of so many of the Common Shares that are held by the Lender that are necessary in order for the Lender to hold less than 50% of the issued and outstanding Common Shares. The Lender agrees to provide the Borrower with a written confirmation of the disposal within (3) three Business Days of such a disposal taking place. The Borrower agrees that any delays, on the part of the Borrower, in the issuance of share certificates, or the completion of any other applicable documentation, by the Borrower that are requisite to the disposal of any Common Shares held by the Lender pursuant to the covenants contemplated in this Section 7.2, shall not be taken into account when determining the ten (10) Business Days available to the Lender to complete the disposal.

(2)                The Lender covenants and agrees, for as long this Debenture remains outstanding, that it shall not own 50% or more of the issued and outstanding Common Shares and shall not exercise any conversion rights of any convertible securities that would result in the Lender owning 50% or more of the issued and outstanding Common Shares (the “Non-Control Covenant”).

(3)                In the event that the Lender is in breach of the Non-Control Covenant, the Borrower shall be entitled, at its election, to:

(a)	suspend repayment of the Principal Amount and any accrued interest thereon at the time of breach;

(b)	suspend the charging of interest; and

(c)	extend the Maturity Date by one day for each day that the Lender is in breach of the Non-Control Covenant.

Article 8 – Events of Default

Section 8.1 Events of Default

(1)                Any of the following shall constitute an Event of Default under this Debenture (each an “Event of Default”):

(a)	the Principal Amount owing hereunder shall not be paid when due;

(b)	if the Borrower fails to pay when due any interest or other amount owing by the Borrower to the Lender and such breach or default shall continue for ten (10) Business Days of when it was due;

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(c)	if the Borrower breaches any representation contained herein, fails to make any payment or to observe, perform or comply with any term, covenant, condition or obligation of the Borrower contained herein or is otherwise in default of any of the provisions contained herein (other than referred in subparagraphs (a) and (b) of this Section 8.1) and such default, if capable of being remedied, is not remedied within thirty (30) days after the Borrower receives written notice of such default from the Lender;

(d)	if the Borrower shall generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due or if a decree or order of a court having jurisdiction is entered adjudging the Borrower a bankrupt or insolvent;

(e)	if the Borrower shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or make a general assignment for the benefit of creditors;

(f)	if the Borrower shall in the absence of such application, consent or acquiescence, become subject to the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or have a distress, execution, attachment, sequestration or other legal process levied or enforced on or against a substantial part of the property of the Borrower; or,

(g)	if the Borrower shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding, if contested by the Borrower is not dismissed within thirty (30) days.

(2)                If an Event of Default described in (e), (f) or (g) above shall occur, the entire unpaid principal of and accrued interest on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Lender. Immediately upon the occurrence of any Event of Default described in (e), (f) or (g) above, or upon failure to pay this Debenture on the Maturity Date, the Lender, with or without notice to the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Debenture, or at law or in equity.

(3)                If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower, declare all or any portion of the outstanding Principal Amount of this Debenture to be due and payable, whereupon the full unpaid amount of this Debenture shall become immediately due and payable without further notice, demand, presentment, protest or other notice of any kind, all of which are expressly waived by the Borrower.

Article 9 – Mutilation, Loss, Theft or Destruction of Debenture Certificate

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver, a new replacement debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of the Debenture certificate as shall be satisfactory to the Borrower in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Borrower in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted debenture certificate.

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Article 10 – General

Section 10.1 Notice

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier, by facsimile or email transmission, or sent by registered mail, charges prepaid, addressed to the respective parties as follows:

(a)	if to the Borrower:

AKANDA CORP.

Attention: Tej Virk

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention: Tej Virk

E-mail: [*]

with a copy to:

Aird Berlis LLP

Brookfield Place, 181 Bay Street, Suite 1800

Toronto, ON M5J 2T9

Attention:     Sean Mason

E-mail:         smason@airdberlis.com

(b)	if to the Lender:

Halo Collective Inc.

504 - 100 Park Royal

West Vancouver, BC V7T 1A2

Attention:       Kiranjit Sidhu

E-mail:           kiran@halocanna.com

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention:       Eric Foster

E-mail:           eric.foster@dentons.com

or to such other address or email as any party may from time to time designate in accordance with this Section. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any Communication made or given by email on a Business Day before 4:00 p.m. (local time of the recipient) shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the fifth Business Day following the date of mailing but if, at the time of mailing or within five Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this Section.

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Section 10.2 Change of Control of Borrower

By its acceptance hereof, each of the Borrower and the Lender acknowledges and agrees that in the event a Change of Control or Merger occurs, then all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the business of the Borrower.

Section 10.3 Amendments

This Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Lender.

Section 10.4 Waivers

The Lender shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and executed by an authorized officer of the Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

Section 10.5 Registration of Debenture

The Borrower shall cause to be kept at the head office of the Borrower in the City of Toronto, Ontario a register in which shall be entered the name and latest known address of the Lender and any other holders of Debentures. Such register shall at all reasonable times during regular business hours of the Borrower be open for inspection by the Lender and any such holder. The Borrower shall not be charged with notice of or be bound to see to the performance of any trust, whether express, implied, or constructive, in respect of this Debenture and may act on the direction of the Lender, whether named as trustee or otherwise, as though the Lender were the beneficial owner of this Debenture.

Section 10.6 No Transfer of Debenture

No transfer of this Debenture shall be permitted.

Section 10.7 Release and Discharge

If the Lender exercises all conversion rights attached to this Debenture pursuant to Article 4 hereof or if the Borrower pays all of the Obligations in full to the Lender, the Lender shall release this Debenture and the Borrower shall be, and shall be deemed to have, discharged of all its obligations under this Debenture.

Section 10.8 Successors and Assigns

This Debenture shall enure to the benefit of the Lender and its successors and assigns and shall be binding upon the Borrower and its successors and permitted assigns.

Section 10.9 Time

Time shall be of the essence of this Debenture.

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Section 10.10 Governing Law

This Debenture shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Borrower and, by its acceptance hereof, the Lender each hereby irrevocably submit and attorn to the nonexclusive jurisdiction of the courts of the Province of Ontario in connection with this Debenture.

Section 10.11 Further Assurances

The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Lender or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

Schedule B – Conversion Notice

TO:       HALO COLLECTIVE INC. (the “Lender”)

Pursuant to the Secured Convertible Debenture (the “Debenture”) of the Borrower issued to the undersigned on November 3, 2021, the Borrower hereby notifies you that $                                    of the principal amount outstanding and $                               of interest thereon under the Debenture shall be converted into common shares in the capital of the Borrower at a price per Common Share of $                  .

[Describe the reason for the conversion – if it is a Triggering Event, etc.]

Please confirm the registration instructions for the certificates representing the Common Shares to be issued in the following format within five (5) Business Days hereof:

Name	Address for Delivery	# of Common Shares

(Print name as name is to appear on share certificate)

DATED this _____ day of ___________________, 20         .

AKANDA CORP.

By:
Name:
Title:

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